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INVESCO VAN KAMPEN SENIOR LOAN FUND                                SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   7/31/2010
FILE NUMBER :        811-05845
SERIES NO.:          1

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72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A                  $ 9,403
        2 Dividends for a second class of open-end company shares
          (000's Omitted)
          Class B                  $   795
          Class C                  $ 9,212
          Class IB                 $27,158
          Class IC                 $ 4,934

73A.      Payments per share outstanding during the entire current period:
          (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                   0.3100
        2 Dividends for a second class of open-end company shares
          (form nnn.nnnn)
          Class B                   0.2800
          Class C                   0.2800
          Class IB                  0.3100
          Class IC                  0.3100

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                   29,989
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                    2,848
          Class C                   33,057
          Class IB                  83,742
          Class IC                  15,248

74V.    1 Net asset value per share (to nearest cent)
          Class A                  $  6.29
        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B                  $  6.29
          Class C                  $  6.29
          Class IB                 $  6.29
          Class IC                 $  6.29
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